Exhibit 10.11

SQUARESPACE, INC.

AMENDMENT TO STOCK GRANT AGREEMENT (NON-PLAN, FOR

SERVICES)

This Amendment (the “Amendment”) is entered into as of August 24, 2020 by and between Squarespace, Inc., (the “Company”) and Anthony Casalena (the “Transferee”) to amend the Stock Grant Agreement by and between the Company and the Transferee dated as of August 22, 2017 (the “Stock Grant Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meaning given thereto in the Stock Grant Agreement. In consideration of the mutual agreements hereinafter set forth, the parties agree as follows:

Section 9(r) of the Stock Grant Agreement is hereby deleted in its entirety and replaced with the following:

(r)           “Outside Date” means the date that is four years following the Date of Grant as set forth in the Summary of Stock Grant, as may be extended pursuant to Section 2(b).

The terms and provisions of the Stock Grant Agreement shall remain in full force and legal effect, except those which are explicitly changed by this Amendment. To the extent that there is a conflict between the terms and provisions of the Stock Grant Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

This Amendment, the Summary of Stock Grant, the Stock Grant Agreement and the Stockholders Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.